Exhibit 99.1

Green Plains Completes Revolving Credit Facility with Sustainability-Linked Targets

New Financing to Replace Existing Working Capital Facilities

OMAHA, Neb., March 28, 2022, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that it has completed a five-year, $350 million Senior Secured Sustainability-linked Revolving Credit Facility to support general corporate and working capital needs of the company. The credit facility was entered into by three wholly owned subsidiaries of Green Plains Inc., and replaces the prior independent working capital credit facilities held at Green Plains Grain Company LLC and Green Plains Trade Group LLC.

ING Capital LLC, PNC, Fifth Third, Bank of America and BMO Harris Bank served as Joint Lead Arrangers and ING Capital LLC served as sole Bookrunner and Sustainability Structuring Agent. The new credit facility is the first financing Green Plains has issued with sustainability-linked targets. This new approach is an important step in Green Plains’ sustainability journey as it ties the financial structure of the company to sustainability initiatives outlined in its 2020 Sustainability Report.

“This innovative financing supports the continued evolution of our capital structure, combining pre-existing facilities into one sustainability-linked credit facility that optimizes capital efficiency while creating a tangible connection between financial practices and our sustainability goals,” said Patrich Simpkins, Chief Financial Officer of Green Plains. “The new structure streamlines working capital financing and cash flows while providing additional flexibility to support growth.”

“With its first sustainability-linked financing, Green Plains is leading its industry toward a greater focus on the environment and health and safety practices,” said Ana Carolina Oliveira, Head of Sustainable Finance, Americas, ING. “This financing demonstrates Green Plains’ dedication and commitment to its sustainability targets as well as to efficiently managing its working capital.”

“This financing helps achieve our long-term goal of maturing our capital structure to help drive growth and support continued innovation across our biorefinery production platform allowing for the continued expansion of the sustainable ingredients we produce,” said Todd Becker, President and Chief Executive Officer of Green Plains. “Driving greater efficiencies in our capital structure while increasing transparency of our focus on ESG will serve all of our stakeholders well as we strive to achieve our decarbonization targets over the next several years.”

Green Plains is a leading provider of sustainable high-protein and novel feed ingredients, and low-carbon, closed-loop biofuels. To achieve its ESG goals, the company has set out a range of environmental targets focused on reducing emissions and improving air quality, reducing energy use, and reducing water and effluents. These targets are innovative for the industry and illustrate Green Plains’ modern approach to sustainability through the deployment of innovative technologies and products. Green Plains also has ambitious targets focused on the health and safety of its employees along with improving workforce equity and diversity.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com

Green Plains Inc. Contacts

Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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